POLICIES FOR TRADING
COCA-COLA FEMSA, S.A.B. DE C.V.
SECURITIES

Policies for Trading KOF’s Securities

These Policies for Trading KOF’s Securities (the “Policies”) are issued and approved in compliance with the Ley del Mercado de Valores (Mexican Securities Law) and its Rules. For the avoidance of doubt, these Policies supersede any other policies of KOF that may address what it is mentioned in these Policies.

All capitalized terms used in these Policies will have the meaning set forth in Exhibit A “Definitions”.

Purpose of the Policies for Trading KOF’s Securities

1.To identify the restrictions and obligations applicable to the Individual Related Parties of KOF that have Privileged Information or Confidential Information and for the trade of KOF’s Securities, in accordance with the securities laws applicable to KOF.

2.To prevent any liability and sanctions to which KOF and the Individual Related Parties may be subject to in case of violation of the securities laws.

Treatment of Privileged Information and Confidential Information

3.Definition of Privileged Information.- All information related to acts or events that are not publicly known and that may have influence on the prices of KOF’s Securities or that may be considered material for an investor to decide whether to buy or sell KOF’s Securities.

4.Definition of Confidential Information.- All information qualified by KOF as confidential in documents or agreements, or when such qualification is given by applicable law, and that is related to KOF’s Securities listed in the Mexican Stock Market Registry, public offerings and acquisitions or transfers of KOF’s shares.

5.Treatment of Privileged Information and Confidential Information.- Any Individual Related Party having Privileged Information or Confidential Information of KOF shall:

a)Keep the information as confidential.

b)Not disclose it to persons that do not require such information for their activities in KOF.

c)Use it exclusively to carry out their activities in KOF.

d)Abstain from informing or giving comments related to such information to any third parties.

6.The Senior Executives, or the persons appointed by them, in charge of listing KOF’s Securities in the Mexican Stock Market Registry, public offerings and acquisitions or transfers of KOF’s shares, as well as other processes and strategic projects, shall keep a record of the Individual Related Parties with access to Privileged Information and Confidential Information and deliver a copy of the same to the secretary of the Board. This record or log shall include the information of the Individual Related Party, as well as the description of the Privileged Information or Confidential Information to which such person had access to. Additionally, each log shall be signed by the Individual Related Party that had accessed to the Privileged Information or Confidential Information (including the date, source and hour, in which such person had access to the information), declaring commitment to keep it confidential and in compliance with these Policies.

7.For an effective control for access to Privileged Information or Confidential Information the Individual Related Parties shall comply with the following:

a)Enter into any confidentiality agreements that KOF requests for the performance of their activities;

b)Consult and access Privileged Information or Confidential Information exclusively through sources duly authorized by KOF;

c)Maintain an effective separation and access control to the files where Privileged Information and Confidential Information of KOF is kept; and

d)Comply with KOF’s code of ethics.

Trading KOF’s Securities

8.The Individual Related Parties shall observe the following rules:

a)Abstain to Trade KOF’s Securities in the following cases:

i.If they have Privileged Information or Confidential Information.

ii.If there is an announcement from KOF restricting such trades, even during Operating Periods.

iii.During the public offering of KOF’s Securities of the same class or series, except for the exercise of their preemptive rights as shareholders in compliance with applicable laws or a notice of KOF allowing such trades.

b)Abstain from purchasing or otherwise acquiring, directly or indirectly KOF’s Securities for a three-month period from their last trade of any class of KOF’s Securities. Also, abstain during such three-month period from selling or otherwise disposing KOF´s Securities, as of their last trade of any class of KOF´s Securities.

c)Trade Securities only during the operating periods informed by KOF. These operating periods shall be formally communicated by the secretary of the Board of Directors of KOF before such periods start. Generally, the operating periods begin on the third business day following the day on which KOF discloses its quarterly reports and ends: (i) four weeks after, for the fourth quarter results reported during February, and (ii) six weeks after, for the first, second and third quarter results reported during the months of April, July and October, respectively (the “Operating Periods”).

d)Observe the following principles:

i.Access to information when Trading Securities.

ii.Equal opportunities compared to other market participants when Trading Securities.

iii.Observance of securities best practices.

iv.Absence of conflict of interests.

v.Prevention of improper conducts that may be caused by the use of Privileged Information.

9.In the event any Individual Related Party intends to Trade KOF’s Securities in the United States or in another country other than Mexico, such shall comply with these Policies and with any requirement imposed by the securities laws of the countries in which they intend to Trade KOF’s Securities. Each Individual Related Party must comply and meet the requirements set forth by such securities laws.

Disclosure for Trading Securities

10.Under the Mexican Securities Law, any person who directly or indirectly has ten percent or more of KOF’s shares and members of the Board of Directors and certain Senior Executives, as applicable, must report to the CNBV any Trade of KOF’s Securities completed during a quarter, or in a period of five business days, whenever the amount exceeds one million UDIs.

11.The information delivered to the authorities or to the public to comply with the securities laws, must not be false, incorrect or misleading regarding KOF’s situation.

12.In accordance with the securities laws, the secretary of the Board of Directors shall send every year a communication addressed to each of the Directors and Senior Executives, requesting information about the number, series and class of shares they own, directly or indirectly, as well as the amount and percentage that such shares represent of KOF’s capital stock.

13.Additionally, the Individual Related Parties that have access to Confidential Information, shall prepare and provide a report in the form attached hereto as Exhibit B, each time they Trade KOF’s Securities. The report shall be delivered to the secretary of the Board no later than ten business days following such trade.

Person Responsible, Assistance for Policies’ Compliance, Disciplinary Measures

14.The person responsible for observing full compliance of these Policies shall be the secretary of the Board, who may be contacted for any questions in connection with the scope of these Policies. Also, in case of breach of these Policies, the secretary shall inform the Board.

15.The secretary of the Board shall give notice to the Individual Related Parties regarding these Policies, who shall certify in writing their acknowledgment and adherence to them. Also, when there are amendments to the Mexican Securities Law, its Rules or other securities laws that could affect or change these Policies, notice will be given to the Individual Related Parties, with acknowledgment of receipt, in order for them to be aware of any changes to these Policies.

16.Any breach to these Policies could result in administrative or criminal liability for KOF or the Individual Related Party involved, in Mexico and in the United States of America, or any other country, as the case may be. KOF, at its discretion, could take any actions against the Individual Related Party that breach these Policies.

Exhibit A

Definitions

Board or Board of Directors	The Board of Directors of KOF.
Confidential Information	Shall have the meaning set forth in Clause 4 of these Policies.
Control
The capacity of an individual or Group to carry out any of the following actions:
a)To directly or indirectly, decide at the general meetings of shareholders, partners or equivalent bodies, or to appoint or remove a majority of the directors, administrators or equivalent, of a legal entity.
b)To maintain direct or indirect ownership of more than fifty percent of the voting rights of the capital stock of a legal entity.
c)Directly or indirectly, run the administration and decide on the strategies or the main policies of a legal entity; whether through ownership of securities, by contract or otherwise.

Controlling Power
The capacity to decisively influence on the resolutions adopted at the shareholders’ meetings or the meetings of the Board of Directors, or in the management and course of the business of KOF or its Subsidiaries. The following are deemed to have Controlling Power, unless proven otherwise:
a)Shareholders holding Control over KOF.
b)Individuals who are related to KOF or its Subsidiaries through lifetime tenure or honorary positions, or similar.
c)Persons who have transfer the Control of a legal entity at no cost or at a cost below its market or book value, in favor of individuals related by blood, affinity or marriage, within the fourth degree of consanguinity (first cousin), spouses and concubines.
a)Those who instruct the Directors or Senior Executives of a legal entity, on how to vote or carry out transactions in a company or entities under its Control.

Director	Member of the Board of Directors of KOF.
KOF, the Company, Issuer	Coca-Cola FEMSA, S.A.B. de C.V.
Group
Group of people that have any kind of arrangement to vote in the same direction. The following are deemed a Group, unless proven otherwise:
a) People related by blood, affinity or marriage, within the fourth degree of consanguinity (first cousin), spouses and concubines.
b) Companies part of the same business group and the person or group Controlling such companies.

Individual Related Parties
Shall mean the following persons related to the Issuer:
a) KOF’s Directors.
b) Senior Executives of KOF.
c) Executives and employees of KOF that have executive positions in the management, finance, treasury, planning, investor relations and legal areas.
d) Executives and employees of KOF responsible for the repurchasing and selling of shares.
e) KOF employees that participate in the drafting, analysis, approval and presentation of any information to be provided to the authorities, to the stock exchanges and to the public.
f) Related parties that have Privileged Information or Confidential Information.

Mexican National Banking and Securities Commission or CNBV	Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores)
Mexican Securities Law	Mexican Securities Law (Ley del Mercado de Valores)
Mexico	The United Mexican States.
Operating Period	Shall have the meaning set forth in Clause 8(c) of these Policies.
Privileged Information	Shall have the meaning set forth in Clause 3 of these Policies.
Mexican Stock Market Registry	Mexican Stock Market Registry (Registro Nacional de Valores).
Rules
General Rules applicable to trading of securities by directors, senior executives and employees of financial entities and other regulated persons (Disposiciones de carácter general aplicables a las operaciones con valores que realicen los consejeros, directivos y empleados de entidades financieras y demás personas obligadas) of the CNBV, published in the Mexican Federal Official Gazette on November 4th, 2014.

Securities	Shares and other securities issued by KOF.
Senior Executive
The following persons shall be deemed Senior Executives of KOF and its Subsidiaries:
(i) The chief executive officer of KOF;
(ii) Employees who have a position within the senior management of KOF; and
(iii) Any other executive holding the position of chief executive officer at any of KOF’s Subsidiaries or in charge of any of the following areas of such subsidiaries: production, distribution, marketing, finance, human resources, internal audit, tax, legal, public relations, governmental relations, investor relations, treasury, planning and management.

Significant Influence	To maintain direct or indirect ownership of at least twenty percent of the voting rights of the capital stock of a legal entity.

Subsidiary	Any company Controlled by KOF and in which KOF directly or indirectly participates in its issued capital stock.
Trading Securities
Such trades made by Individual Related Parties, directly or indirectly, of:
a) KOF’s Securities listed in the Mexican Stock Market Registry;
b) American Depositary Receipts (ADR’s) that represent KOF’s Securities; and
c) Derivative instruments, as long as they have KOF’s Securities as underlying assets.

Notwithstanding the above, investments made by Individual Related Parties in investment funds, securities issued by trusts in which such Individual Related Parties does not take the investment decisions, securities issued by banks representing debt of a term less than a year, as well as in certificates of participation (CPOs) or options, in both cases, related to securities issued by two or more issuers, or related to a group of shares or price indexes, shall not be deemed Trades of KOF’s Securities.

UDIs	Investment Units determined by the Mexican Central Bank (Banco de México).

Exhibit B

Form of Report for Trading KOF’s Securities by Individual Related Parties

This report is delivered in accordance with the Policies for Trading KOF’s Securities and Article 5, section VIII of the General Rules applicable to trading of securities by directors, senior executives and employees of financial entities and other regulated persons (Disposiciones de carácter general aplicables a las operaciones con valores que realicen los consejeros, directivos y empleados de entidades financieras y demás personas obligadas) of the CNBV, published in the Mexican Federal Official Gazette on November 4th, 2014.

Name of Individual Related Party:
Position in KOF:
Date of the Trade of KOF’s Securities:
Broker:
Description of the Trade of KOF’s Securities: (price, volume, type, series or class of securities)

[Place and delivery date] [Signature] ___________________________________